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                                                                  Exhibit 99.10



FOR IMMEDIATE RELEASE


                      RAMSAY YOUTH SERVICES, INC. ANNOUNCES
                       FOURTH QUARTER AND YEAR END RESULTS

CORAL GABLES, FLORIDA, MARCH 13, 2000 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced results for the fourth quarter and year ended December 31, 1999. Total revenues for the fourth quarter were $22,244,000 and net income totaled $659,000 or $0.07 per share.

For the year, the Company reported total revenues of $81,474,000 and net income of $3,117,000 or $0.33 per share on a fully diluted basis. These results include the impact of two non-recurring settlements in favor of the Company which increased the year end results by $1,500,000 or $0.16 per share. Excluding the positive impact of the settlements, net income for the year ended December 31, 1999 would have been $1,617,000 or $0.17 per share on a fully diluted basis.

Commenting on the results, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc. said, "We are very pleased with our results, they reflect the Company's continued success in filling bed capacity and expanding the business through organic growth. As we look toward the future, we anticipate penetrating new markets, developing new products and increasing capacity in existing markets. In order to support these business objectives, the Company is currently working with SunTrust Equitable Securities in raising additional capital."

Ramsay Youth Services, Inc. is a leading quality provider and manager of education, treatment and juvenile justice programs for at-risk youth. The Company serves youth in 9 states and Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.


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Contact:   Isa Diaz
           Vice President Corporate Relations
           (305) 569-4626